Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 28, 2019, by and among Meridian Corporation (the “Corporation”), Meridian Bank, a Pennsylvania banking institution (the “Bank”) (collectively the “Company”) which has its principal place of business at 9 Old Lincoln Highway, Malvern, Pennsylvania 19355, and Christopher J. Annas (the “Executive”).

WHEREAS, Executive and the Bank are parties to that certain Employment Agreement dated as of January 30, 2004, (the “Prior Agreement”);

WHEREAS, Executive has been and continues to be a valued employee of the Company; and

WHEREAS, Executive and the Company wish to terminate the Prior Agreement and enter into this Agreement.

NOW THEREFORE, the parties, intending to be legally bound, hereto agree as follows:

1.                                      Definitions.

1.1                               For purposes of this Agreement, “Cause” shall mean the Executive’s:

(a)                              conviction of (or formal admission to) a felony, or fraud, misappropriation or embezzlement; or

(b)                                 disqualification, bar, order or similar requirement by an appropriate governmental regulatory authority from serving as an officer or director of the Company or the imposition of any cease and desist by an appropriate governmental regulatory authority with regard to Executive’s duties or responsibilities as an officer or director of the Company; or

(c)                                  conduct by the Executive which results in a material financial harm to the Company.

1.2                               For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(a)                                 a material diminution of the Executive’s title, authority, duties or responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions as Chairman, President and Chief Executive Officer of the Company;

(b)                                 a reduction in Executive’s Base Salary; or

(c)                                  the requirement that Executive relocate his office to or spend a material amount of his work time at a location that is outside the five (5) county area of Bucks, Montgomery, Chester, Delaware, or Philadelphia.

1.3                               For purposes of this Agreement, “Change of Control” shall mean the happening of any of the following:

(a)                                 any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but excluding Executive, any Family Member of Executive, or any entity or person controlling, controlled by or under common control with Executive, any Family Member of Executive, the Company, any employee benefit plan of the Company or any such entity, and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which any of the foregoing persons or entities is a substantial, material member (a “Related Person or Entity”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (i) the combined voting power of the Corporation’s then outstanding securities or (ii) the then outstanding Common Stock (in either such case other than as a result of an acquisition of securities directly from the Company) (for purposes hereof, “Family Member” means (x) a person’s spouse, parent, sibling and descendants (whether natural or adopted), (y) any family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted), and (z) any estate or trust for the benefit of such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted));

(b)                                 any consolidation or merger of the Corporation, other than with or into a Related Person or Entity, where the shareholders of the Corporation, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

(c)                                  there shall occur (i) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Corporation’s assets to (x) an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) who beneficially hold shares of Common Stock immediately prior to such sale, or (y) a Related Person or Entity, or (ii) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, as applicable; or

(d)                                 during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office and who were directors at the beginning of the period.

2.                                      Termination of Prior Agreement; Term of Agreement.

2.1                               Termination of Prior Agreement.  Effective as of the date hereof (the “Effective Date”), the Prior Agreement shall be terminated and no longer have any force or effect. This Agreement shall supersede the Prior Agreement in its entirety, and each party to the Prior Agreement shall have no further obligations under the Prior Agreement.  Executive hereby acknowledges and agrees that the Executive is not entitled to any payments, benefits or anything else of value (including, but not limited to, the acceleration of any payments, awards or other benefits) under the Prior Agreement as a result of, or in connection with, the termination thereof.

2.2                               Term.  This Agreement shall be for a three (3) year period (the “Term”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, the Term shall end three (3) years later (the “Initial Term”).  The Initial Term shall be extended automatically for one (1) additional day each day so that a constant three (3) year period shall remain in effect, until such time as the Board or Executive elects not to extend the term of the Agreement by giving written notice to the other in which case the term shall be fixed and shall end on the third (3rd) anniversary of the receipt of written notice.  References in the Agreement to “Term” shall refer to the Initial Term of this Agreement and any extensions to the initial term of this Agreement.  It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 6.1 hereof.

3.                                      Duties, Positions and Related Matters.

3.1                               Duties and Positions. During the Term, the Executive shall (a) be employed by the Company as its Chairman, President and Chief Executive Officer, and (b) have and perform all duties and responsibilities that are commensurate with such positions, including those that are assigned to Executive by the Board of Directors of the Company (the “Board”).  Executive shall receive no additional compensation or benefits in respect of his service as a member of any board of directors of the Company or any Affiliate.

3.2                               Outside Activities.  During the Term, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his best efforts and full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Term, Executive may (A) upon annual notice to the Board, serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited speaking engagements, and (C) manage his personal investments, in each case, so long as such activities do not materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.

3.3                               Location.  The Executive’s employment will be at the Company’s principal offices, currently located in Malvern, Pennsylvania, except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.

4.                                      Compensation.

4.1                               Base Salary.  The Company shall pay the Executive during the Term a base salary at a minimum rate of $425,000 per annum beginning on the Effective Date (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives.  The Compensation Committee of the Board shall annually review the Executive’s Base Salary and shall provide for annual increases commensurate with the performance of the Company and Executive’s performance.  (Any such increased base salary shall constitute the “Base Salary” as of the time of the increase.)

4.2                               Performance Bonus.  During the Term, in addition to the Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount up to one hundred percent (100%) of Executive’s Base Salary (“Performance Bonus”).   The amount of the Performance Bonus and the level of the annual performance objectives shall be determined by the Board of Directors, based upon the recommendation of its compensation committee using peer group performance measures and shall be determined and disclosed to Executive prior to March 1st of the year for which the performance objectives apply.  The Compensation Committee of the Board shall further have the discretion to grant Executive other bonuses in such amounts and on such terms as it shall determine in its sole discretion.  Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity—based plan, or other policy or program of the Company.

4.3                               Equity Incentive Compensation.  Executive shall be entitled to participate in any equity compensation plan of the Company in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase shares of the Company’s common stock (“Common Stock”), shares of restricted stock, and/or other equity awards in the discretion of the Compensation Committee of the Board.

4.4                               Benefits.  The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits and perquisites that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs (collectively, the “Benefits Plans”).  Upon a termination of employment for any reason, the Company shall assign to Executive any insurance policies which insure Executive’s life during the Term of this Agreement such that the Executive may continue coverage at his own expense, provided such assignment is permissible under the terms of the policy.

4.5                               Vacation.  During the Term, the Executive shall be entitled to vacation of no less than twenty (20) business days per year, to be credited in accordance with ordinary Company policies plus five (5) days PTO as outlined in the employee handbook, which may be modified from time to time.

4.6                               Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements. The Company shall also pay or reimburse the Executive for all attorneys’ fees and other charges of counsel reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company, up to the amount of $5,000.

4.7                               Supplemental Executive Retirement Deferred Compensation Plan.  The Executive shall continue to be eligible to participate in the Supplemental Executive Retirement Deferred Compensation Plan adopted by the Company effective January 1, 2009 (as such plan may be amended from time to time in accordance with its terms) (“2009 Plan”).

4.8                               Country Club.  The Company shall pay Executive’s annual dues at a country club of his choice. In addition, the Company shall reimburse Executive for all of his business expenses incurred at the country club.

4.9                               Automobile.  During the term of this Agreement, the Company shall provide Executive with an automobile allowance of $750.00 per month to reimburse Executive for automobile usage for business purposes.  In addition, the Company shall reimburse the Executive for the miles for which he travels for business purposes in accordance with the standard mileage rate as determined by the Internal Revenue Service.

4.10                        Outplacement Services.  After termination of employment, the Company shall pay for outplacement services for Executive in an amount not to exceed $10,000.  The Company shall pay for such services either directly to the outplacement provider or within 10 days of present of a bill.

4.11                        Liability Insurance.  The Company shall obtain liability insurance coverage for

Executive under an insurance policy with similar terms as that which is currently covering officers and directors of the Company against lawsuits, arbitrations or other legal or regulatory proceedings and shall afford the Executive coverage after Executive’s termination of employment.

4.12                        Tail Insurance. In addition to the coverage provided in Section 4.11, after termination of employment, the Executive shall receive from the Company, directors’ and officers’ liability insurance tail coverage (hereinafter referred to as “D&O Tail Coverage”), liability coverage for all acts, omissions, events and occurrences, taking place while the Executive was employed by the Company, and such D&O Tail Coverage shall remain in effect until his death.

4.13                        Clawback.  Executive agrees that the incentive compensation provided by the Company under this Agreement is subject to recoupment or clawback (i) under any applicable Company clawback or recoupment policy that is generally applicable to the Company’s executives, as may be in effect from time to time or (ii) as required by law.

5.                                      Death or Disability.  If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 5.  Upon termination of the Term due to death during the Term, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive (A) any Base Salary earned through the date of termination, (B) any Performance Bonus determined by the Company to be earned and payable, but not yet paid in respect of any fiscal year completed before the date of termination and a pro rata amount of any Performance Bonus being earned in the year of termination, (C) all other rights and benefits earned and accrued or vested under this Agreement or under any plan, program, agreement, corporate governance document or arrangement of the Company including but not limited to the 2009 Plan and any Company equity plans (“Company Arrangements”) prior to the date of termination, and (D) reimbursement under this Agreement for expenses incurred prior to the date of termination, in each case in accordance with the terms and conditions applicable thereto (clauses (A) through (D) collectively, the “Accrued Benefits”).  Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company Arrangements in accordance with their terms).

If, during the Term, the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability (as defined for purposes of the Company’s long-term disability plan then in effect or, if no such plan is in effect, by virtue of Executive’s ill health or other disability of  Executive as defined by Code Section 409A if applicable) for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Executive shall be entitled to receive disability benefits under this disability plan in an amount equal to one hundred percent (100%) of the Executive’s Annual Base Salary as defined in Section 4.1, less amounts payable under any other disability plan of Company, until the earliest of  (i)  Executive’s return to employment or (ii) his retirement age or age 70, whichever is earlier.  In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive at the time of his disability, or, if Company cannot provide such benefits because Executive subsequently becomes no longer employed, Company shall reimburse Executive in an amount such that the after-tax amount shall equal the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination.  Executive shall also receive all of the benefits described in this Agreement for such period.  Any bonus shall be pro-rated for the portion of the year for which Executive did not suffer from a disability.  Nevertheless, upon Executive’s disability, the Company shall have the right to terminate the Term of this Agreement and/or Executive’s employment, provided however, such termination shall not affect Executive’s rights to the disability payments provided in this Section.

6.                                      Certain Terminations of Employment; Certain Benefits.

6.1                               Termination by the Company for Cause; Termination by the Executive without Good Reason. The Company may terminate the Term and the Executive’s employment hereunder for Cause with no notice (other than that set forth above), and the Executive may terminate the Term and his employment hereunder other than for Good Reason on at least 90 days written notice given to the Company.  If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 6.2, (i) the Executive shall receive the Accrued Benefits; and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.  Unless the payment is required to be delayed pursuant to Section 8.14(b) below, the cash amounts payable to the Executive under this Section 6.1 shall be paid to the Executive in a single-sum payment by wire transfer of immediately available funds within 30 days following the date of his termination of employment with the Company pursuant to this Section 6.1. In the event that notice is provided by Executive or the Company, the Company may require in its sole discretion that Executive cease reporting to work and/or to cease performing duties, in whole or in part, during all or any portion of said notice period.

6.2                               Termination by the Company without Cause; Termination by the Executive for Good Reason; Nonrenewal of Agreement

(a)                                 Executive shall within ninety (90) days of the occurrence of any of the Good Reason conditions defined in Section 1.2 provide notice to Company of the existence of the condition and provide Company thirty (30) days in which to cure such condition.  In the event that Company does not cure the condition within thirty (30) days of such notice, Executive may resign from employment with the Company for Good Reason.

(b)                                 The Company may terminate the Term and the Executive’s employment hereunder without Cause on at least 30 days’ written notice given to the Executive.

(c)                                  Subject to Section 6.3, if during the Term, the Company terminates Executive’s employment hereunder without Cause (other than under Section 5), the Executive terminates his employment for Good Reason, or the Company provides Executive notice of nonrenewal of this Agreement, then, without duplication and subject to the requirements of Section 6.5 below:

(i)                                     the Executive shall receive the Accrued Benefits;

(ii)                                  the Executive shall receive a single-sum payment by wire transfer of immediately available funds in an amount equal to 3.00 times the sum of (a) the Executive’s Base Salary; plus (b) the greater of (i) the highest Performance Bonus opportunity in effect (if any) at the time of such termination or (ii) the highest Performance Bonus received within the past three (3) years; plus (c) the highest discretionary bonus received within the past three (3) years; plus (d) the value of the greatest equity award granted or vested within the past three (3) years; and (e) the replacement cost of any other benefits (including but not limited to medical, disability, and life insurance), provided to Executive the year prior to his termination grossed up such that the after-tax amount shall equal the amount necessary for Executive to replace such benefits.

(iii)                               subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for continued participation in the Company’s group health plan for Executive and his family (to the extent permitted under applicable law and the terms of such plan) for the time period which Executive and/or his family is eligible and remains eligible for COBRA coverage.

(iv)                              Executive shall become fully vested in all benefit plans in which he is or was a participant, including but without limitation, profit sharing plans, stock option plans, stock plans, incentive compensation plans, deferred compensation plans, and retirement plans.

Unless the payment is required to be delayed pursuant to Section 8.14(b) below, the cash amounts payable to the Executive under this Section 6.2(c) shall be paid to the Executive within 30 days following the date of his termination of employment with the Company pursuant to this Section 6.2(c). In the event that the 30 day period following such termination spans two calendar years, the amounts payable to Executive under this Section 6.2(c) shall be paid in the later calendar year.

6.3                               Change of Control.  In the event of a “Change of Control” (as defined in Section 1.3) during the Term, if the Executive terminates his employment with the Company for Good Reason or the Company terminates Executive’s employment with the Company without Cause, in each case, within twenty-four (24) months following the date of a Change of Control that occurs during the Term, then, without duplication and subject to the requirements of Section 6.5 below:

(a)                                 the Executive shall receive the Accrued Benefits;

(b)                                 the Executive shall receive a single-sum payment by wire transfer of immediately available funds in an amount equal to 3.00 times the sum of (a) the Executive’s Base Salary; plus (b) the greater of (i) the highest Performance Bonus opportunity in effect (if any) at the time of such termination or (ii) the highest Performance Bonus received within the past three (3) years; plus (c) the highest discretionary bonus received within the past three (3) years; plus (d) the value of the greatest equity award granted or vested within the past three (3) years; and (e) the replacement cost of any other benefits (including but not limited to medical, disability, and life insurance), provided to Executive the year prior to his termination grossed up such that the after-tax amount shall equal the amount necessary for Executive to replace such benefits;

(c)                                  subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for continued participation in the Company’s group health plan for Executive and his family (to the extent permitted under applicable law and the terms of such plan) for the time period which Executive and/or his family is eligible and remains eligible for COBRA coverage; and

(d)                                 Executive shall become fully vested in all benefit plans in which he is or was a participant, including but without limitation, profit sharing plans, stock option plans, stock plans, incentive compensation plans, deferred compensation plans, and retirement plans.

6.4                               Code Section 4999 (280G).  In the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, the Company will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or Excise Tax on such Gross-up Payment) will be equal to the amount of the Excise Tax.

6.5                               Execution of Release.  The Executive acknowledges that all payments and benefits due under this Section 6 (other than the Accrued Benefits) are subject to his execution and delivery to the Company of an effective agreement including a release of claims in a form prescribed by the Company (the “Termination Agreement”) in the form attached hereto as Exhibit A.

6.6                               No Mitigation.  The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement.

7.                                      Covenants of the Executive.

7.1                               Confidentiality/Trade Secrets. The Executive acknowledges that (i) the primary business of the Company is providing banking services to businesses, professionals and retail customers in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties (the “Business”); (ii) the Business is highly competitive; (iii) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 7 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7. Accordingly, the Executive covenants and agrees during and after the period of the Executive’s employment at any time with the Company and its affiliates, the Executive (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its Affiliates (the “Confidential/Trade Secret Information”), and (y) shall not disclose such Confidential/Trade Secret Information to anyone outside of the Company except with the Company’s express written consent or for a legitimate business purpose of the Company and except for Confidential/Trade Secret Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement. Nothing in this Agreement is intended to or shall be interpreted:  (x) to restrict or otherwise interfere with Executive’s obligation to testify truthfully in any forum; or (y) to restrict or otherwise interfere with Executive’s right and/or obligation to contact, cooperate with, provide information in confidence to, or testify or otherwise participate in any action, investigation or proceeding of, any government agency, commission or entity, including but not limited to the Equal Employment Opportunity Commission or the Securities and Exchange Commission.  In addition, the Defend Trade Secrets Act of 2016 (the “Act”) provides that:  “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”  The Act further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.2                               Noncompetition/Nonsolicitation.

(a)  Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that during his employment and if he voluntarily terminates his employment for one (1) year from the date of his voluntary termination, Executive shall not, except as otherwise permitted in writing by the Company:

(i)                                     be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise in Bucks, Montgomery, Chester, Delaware, or Philadelphia counties which competes with the Company on the date of his termination of employment; or

(ii)                                  directly or indirectly solicit persons or entities who are customers or referral sources of the Company or (after Executive’s termination) were so within one year of Executive’s termination, to become customer or referral source of a person or entity other than the Company; or

(iv)                              directly or indirectly solicit employees of the Company who were employed within one year of Executive’s termination of employment to work for anyone other than the Company.

(b)                                 It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in Section 7.2 hereof reasonable for the purpose of preserving for the Company its goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 7.2 hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7.2 hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  Should this Agreement not be renewed and expire at the end of its term, then the provision of this Section 7.2 shall not apply.

7.3                               Return of Company Property.  Executive acknowledges that all materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Executive by Company or any Affiliate or that Executive creates or obtains in connection with his employment shall remain the property of Company.  On termination of Executive’s employment with Company for whatever reason, or at the request of Company before termination, Executive agrees to promptly deliver to Company all records, files, computer disks, memoranda, documents, lists, materials and other information, whether or not they contain any Confidential/Trade Secret Information, including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others.  Executive also agree to promptly return, upon termination or at any time upon Company’s request, any and all Company or Affiliate property issued to Executive, including, but not limited to, computers, tablets, facsimile transmission equipment, cellular phones, keys and credits cards, disks, drives or other electronic storage devices. Executive further agrees to download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment, personal email accounts or cloud storage, and return all downloaded  material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices, personal email accounts or cloud storage, and certify in writing to the Company that Executive has done so.

7.4                               Rights and Remedies upon Breach.

(a)                                 Executive acknowledge and agree that the Company’s and Affiliates’ remedies at law for a breach or threatened breach of any of the provisions of Sections 7.1, 7.2 or 7.3 of this Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company and the Affiliates, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, including an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and the Affiliates may be entitled. In the event of a breach or alleged breach by Executive of any of the provisions of Section 7.2, the restrictions contained in Section 7.2 shall be extended by a period of time equal to the period of such breach, it being the intention of the parties hereto that the running of the restriction period shall be tolled until such breach is resolved (including the period of any court proceedings necessary to stop such violation).  Executive agree that the Affiliates are third party beneficiaries of this Agreement.

(b)                                 The Company agrees that in the event of an alleged breach or threatened breach of this Agreement by the Company, even if such dispute is settled without litigation or before trial, the Company shall reimburse Executive for all costs associated with enforcing this Agreement, including without limitation, attorneys’ fees, expenses, and costs of suits.

7.5                               Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive shall respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company any of the Affiliates, and its representatives in defense of any claims that may be made against the Company or the Affiliates, and will assist the Company or the Affiliates in the prosecution of any claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits that may be filed or threatened against the Company or the Affiliates. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the Affiliates, regardless of whether a lawsuit or other proceeding has then been filed against the Company or the Affiliates with respect to such investigation. Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable attorneys’ fees, out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 7.5.

8.                                      Other Provisions.

8.1                               Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) Section 7.2 is reasonable in geographical and temporal scope and the other restrictions and requirements of this Agreement are reasonable in all other respects. If it is determined that any of the provisions of this Agreement or any part thereof, is determined by a court or arbitrator of competent jurisdiction to be invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

8.2                               Duration and Scope of Covenants. If any court or arbitrator of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.3                               Enforceability; Jurisdiction; Arbitration.  All disputes, claims, or controversies arising out of or in connection with Executive’s business relationship with the Company and any Affiliate, including but not limited to under this Agreement (except claims by Executive, the Company or any Affiliate with respect to Sections 7.1, 7.2 or 7.3, including for injunctive relief or declaratory judgment) including but not limited to those concerning workplace discrimination and all other statutory claims, shall be finally settled by arbitration before a single arbitrator who shall be a member of and recognized by the American Arbitration Association (the “AAA”) in accordance with the AAA Employment Arbitration Rules and Mediation Procedures then in effect.  Any arbitration commenced by either party shall be held in Philadelphia, Pennsylvania.  The requirement to arbitrate does not apply to the filing of an employment related claim, dispute or controversy with a federal, state or local administrative agency. However, Executive understands that by entering into this Agreement, Executive is waiving Executive’s right to have a court and a jury determine Executive’s rights, including under federal, state and local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, sex, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law.  The decision of the arbitrator shall contain findings of fact and conclusions of law, shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act.  The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs.  Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction.  There shall be no right or authority for any disputes, claims or controversies to be arbitrated on a class action or collective action basis or together with the claim of any other person.

8.4                               Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or E-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other party as follows:

If to the Company, to:

Meridian Bank

9 Old Lincoln Highway Malvern, PA 19355

Attention: Robert T. Holland, Director

Erica Burns, Corporate Secretary

E-mail: bobholland48@gmail.com

eburns@meridianbank.com

If to the Executive, to the most recent home address on file;

With a copy (which shall not constitute notice) to:

Renee Lieux

McNees Wallace & Nurick

100 Pine Street

PO Box 1166

Harrisburg, PA 17108-1166

E-mail: rlieux@mcneeslaw.com

Any such person may by notice given in accordance with this Section 8.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

8.5                               Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the Prior Agreement.

8.6                               Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all parties.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.7                               Governing Law and Forum. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of law provisions and without the aid of any canon, custom or rule of law requiring or suggesting construction against the drafter.  Any court action instituted by Executive or on his behalf relating in any way to this Agreement or his employment with the Company shall be filed exclusively in federal or state court in Pennsylvania and Executive consents to the jurisdiction and venue of these courts in any action instituted by the Company against him.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

8.8                               Assignment. This Agreement shall not be assignable by either party, except by the Company to any successor in interest to its respective business.

8.9                               Successors; Binding Agreement.

(a)                                 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement.  As used in this Agreement, Company shall mean the Company, as defined previously and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                                 This Agreement shall be binding on and inure to the benefit of the Company and the Executive and their respective successors, assigns, heirs and legal representatives. If Executive should die following termination of Executive’s employment without Cause, for Good Reason or after a Change of Control and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

8.10                        Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

8.11                        Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.12                        Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 6, 7 (except as provided in Section 7.2) and 8 and any other provisions of this Agreement expressly imposing obligations that survive termination of the Term and Executive’s employment hereunder, shall survive termination of the Term and this Agreement and any termination of the Executive’s employment hereunder.

8.13                        Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit in any manner whatsoever his ability to fulfill his responsibilities hereunder.

8.14                        Section 409A.

(a)                                 Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b)                                 Payment Delay.  Notwithstanding any provision to the contrary in  this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c)                                  Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit.

8.15                        Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

Meridian Corporation

By:	/s/ Kenneth H. Slack
Name:	Kenneth H. Slack
Title:	Chair — Compensation Committee

Meridian Bank

By:	/s/ Kenneth H. Slack
Name:	Kenneth H. Slack
Title:	Chair — Compensation Committee

/s/ Christopher J. Annas
Christopher J. Annas